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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): July 27, 1999


                                 ENTREMED, INC.
                 (Exact name of issuer as specified in charter)


          Delaware                       0-20713                58-1959440
       --------------                  ------------          -----------------
(State or other jurisdiction     (Commission File Number)    (I.R.S. Employer
of incorporation)                                            Identification No.)


                            9640 Medical Center Drive
                               Rockville, Maryland
                               -------------------
                    (Address of principal executive offices)

                                      20850
                                      -----
                                   (Zip code)

                                 (301) 217-9858
                                 --------------
              (Registrant's telephone number, including area code)


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Item 5.  Other Events

       As of July 27, 1999, EntreMed, Inc. (the "Company") completed an offering of 1,478,118 shares of its common stock, par value $.01 per share (the "Common Stock"), Series 1 Warrants to purchase a total of 739,059 shares of Common Stock and Series 2 Warrants to purchase a total of 739,059 shares of Common Stock. The offering resulted in gross proceeds to the Company, prior to the deduction of fees and commissions, of approximately $30.1 million. The net proceeds from the offering will be used by the Company for continued clinical development of the Company's products, working capital and general corporate purposes, at the discretion of the Company's management.

       The Series 1 Warrant is exercisable until July 27, 2004, at an exercise price of $33.02. The Series 2 Warrant is exercisable until January 18, 2001, at an exercise price of $25.45. The Series 1 Warrant and Series 2 Warrant are referred to herein collectively as the "Warrants." The exercise price and the number of shares of Common Stock issuable upon exercise of a Warrant are both subject to adjustment in certain circumstances which would otherwise have the effect of depriving the Warrant holders of the benefit of all or a portion of the purchase rights evidenced by the Warrants.

       Under certain circumstances, the Company will have the ability to require the holders of the Warrants to exercise their Warrants in full or lose the Warrants. The Company will be able to cause the holders to "use or lose" their Series 1 Warrants at any time after January 27, 2002, if the average closing bid price of the shares of Common Stock is more than 187.5% of the then exercise price of the Series 1 Warrant during the ten consecutive days prior to the date of the mandatory exercise. The Company will be able to cause the holders to "use or lose" their Series 2 Warrants at any time after April 22, 2000, if the average closing bid price of the shares of Common Stock is more than 150% of the then exercise price of the Series 2 Warrant during the ten consecutive days prior to the date of the mandatory exercise.

       The purchasers in the offering (the "Purchasers") have certain registration rights with respect to the shares of Common Stock purchased in the offering and the shares of Common Stock issuable upon exercise of the Warrants. The Company entered into a registration rights agreement, dated as of July 27, 1999 with the Purchasers (the "Registration Rights Agreement"), pursuant to which the Company agreed to register for resale under the Securities Act of 1933 all of the shares of Common Stock and shares issuable upon exercise of the Warrants that would be held by the Purchasers. The Warrants will not be registered for resale and may not be freely transferred.

       The Company has agreed that until October 25, 1999, it will not, without the prior written consent of the Purchasers or their designees, contract with any party to obtain additional financing in any transaction in which the Company issues any equity securities to such party pursuant to an offering which is exempt from the registration requirements of the Securities Act and which grants registration rights to such party that are exercisable within six months of July 27, 1999. The foregoing lock-up provisions do not prevent the Company from issuing securities in connection with: a merger (or similar business combination), a strategic partnership, collaboration or joint venture (so long as the primary purpose of such venture is not



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to raise additional capital), an underwritten public offering, the exercise or conversion of any of the Company's convertible securities that were outstanding as of July 27, 1999 or an authorized employee benefit plan.

       Purchasers in the offering included John W. Holaday, Ph.D., Chairman of the Board, Chief Executive Officer and President of the Company, Wendell M. Starke, Vice-Chairman of the Company, Dr. Joanna Horobin, Senior Vice President for Commercial Development and James D. Johnson, Ph.D., of Jones & Askew, patent counsel to the Company. Each of such Purchasers has advised the Company that he or she has no present intention to sell shares acquired in the offering or to be acquired on exercise of the Warrants.

       Copies of the Registration Rights Agreement, the Series 1 Warrant and Series 2 Warrant and the Securities Purchase Agreement dated as of July 22, 1999 between the Company and the Purchasers, are included as exhibits to this report and incorporated by reference herein.

       On July 28, 1999, the Company issued a press release relating to the offering, a copy of which is also included as an exhibit to this report and incorporated by reference herein.




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Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

(c)  Exhibits

4.1      Form of Series 1 Warrant.

4.2      Form of Series 2 Warrant.

10.1 Form of Securities Purchase Agreement, dated as of July 22, 1999, by and among EntreMed, Inc. and the purchasers in the offering.

10.2 Form of Registration Rights Agreement, dated as of July 27, 1999, by and among EntreMed, Inc. and the purchasers in the offering.

99.1     Text of Press Release, dated July 28, 1999.



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                                   SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       ENTREMED, INC.
                                       (Registrant)


                                       /s/ R. Nelson Campbell
                                       -------------------------------
                                       R. Nelson Campbell
                                       Chief Financial Officer


Date:  August 10, 1999



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                                  EXHIBIT INDEX

Exhibit No.                                  Description
----------                                   -----------

 4.1            Form of Series 1 Warrant.

 4.2            Form of Series 2 Warrant.

 10.1           Form of Securities Purchase Agreement, dated as of July 22, 1999, by and among EntreMed, Inc. and the purchasers in the offering.

 10.2           Form of Registration Rights Agreement, dated as of July 27, 1999, by and among EntreMed, Inc. and the purchasers in the offering.

 99.1           Text of Press Release, dated February 9, 1999.